Exhibit 99.1

FOR IMMEDIATE RELEASE

Novatel Wireless Announces Restructuring Initiatives

Expects Third Quarter Revenue to be Within Range of Previously Provided Outlook

SAN DIEGO — September 9, 2013 — Novatel Wireless (NASDAQ: NVTL), a leading provider of intelligent wireless solutions, today announced it is implementing restructuring initiatives designed to refine its business operations and capitalize on synergies in its target markets with the goal of driving long-term profitability. In connection with the restructuring plan, Novatel Wireless is making strategic organizational changes across some of its Mobile Computing and Machine-to-Machine (M2M) business operations that will streamline its research and development resources and consolidate several global manufacturing activities to drive efficiencies.

The company anticipates that the restructuring initiatives will be substantially completed within the next 30-45 days. Once fully implemented, Novatel Wireless estimates that the restructuring initiatives will generate annualized, pre-tax savings of $10 to 11 million, which will begin to be realized in the fiscal fourth quarter of 2013.

Cost savings will be achieved through the consolidation of one of the company’s development sites and certain manufacturing and other activities, which the company expects to result in a headcount reduction of approximately 75 to 80 employees.

“The initiatives we announced today are intended to maximize efficiencies and optimize business operations,” said Peter Leparulo, CEO of Novatel Wireless. “We are seeing an increasing overlap in our mobile computing and M2M segments, which allows us to leverage development resources across our business units while still developing the strongest product portfolio for both segments. These initiatives also will help ensure our business model is well positioned for the long-term. We believe we are at the center of several new growth markets, and our aim with this plan is to optimize our operations as we sharpen our focus on those key growth areas.”

The company expects to record an associated, pre-tax restructuring charge in its GAAP financial results of approximately $3.2 to $4.6 million in the second half of 2013, the majority of which is expected to occur in the fiscal third quarter. This estimated charge includes termination benefits and associated costs, relocation costs, and expenses associated with the facilities consolidation. The charges will be disclosed in the company’s upcoming earnings conference calls and quarterly Form 10-Q filings.

The company expects revenue for the third quarter of 2013 to be within the outlook range it provided on August 7, 2013. Guidance reflects the risks and uncertainties associated with the certification, production, commercialization and launch of major new products. All figures are approximations based on management’s beliefs and assumptions as of the date of this release.

ABOUT NOVATEL WIRELESS

Novatel Wireless, Inc. is a leader in the design and development of intelligent wireless solutions based on 2G, 3G and 4G technologies. The company delivers specialized wireless solutions to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines

NVTL Restructuring Announcement	Page 2 of 2

include MiFi® Intelligent Mobile Hotspots, Ovation™ USB modems, Expedite® embedded modules, Mobile Tracking Solutions, Asset Tracking Solutions, and Enabler® smart M2M modules. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.nvtl.com. (NVTLF)

(C) 2013 Novatel Wireless. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Cautionary Note Regarding Forward-Looking Statements

Some of the information presented in this release constitutes forward-looking statements based on management’s current expectations, assumptions, estimates and projections. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “may,” “estimate,” “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar words and phrases indicating future results. The information presented in this release related to our outlook for the third quarter of 2013 as well as estimated annualized cost savings and estimated charges related to our restructuring initiatives are forward-looking. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. The Company therefore cannot guarantee future results, performance or achievements. Actual results could differ materially from the Company’s expectations.

Factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings and include (1) the future demand for wireless broadband access to data, (2) the growth of wireless wide-area networking, (3) changes in commercially adopted wireless transmission standards and technologies including 3G and 4G standards, (4) continued customer and end user acceptance of the Company’s current products and market demand for the Company’s anticipated new product offerings, (5) increased competition and pricing pressure from current or future wireless market participants, (6) dependence on third party manufacturers in Asia and key component suppliers worldwide, (7) unexpected liabilities or expenses, (8) uncertainties and risks associated with component procurement, production, manufacture and assembly of new products, (9) uncertainties and risks associated with the development, certification and launch of new products, (10) the Company’s ability to commercialize and introduce new products in a timely manner, (11) litigation, regulatory and IP developments related to our products or component parts of our products, (12) the outcome of pending or future litigation, including the current class action securities litigation, (13) the continuing impact of the global credit crisis on the value and liquidity of the securities in our investment portfolio, (14) dependence on a small number of customers, (15) the effect of changes in accounting standards and in aspects of our critical accounting policies and (16) the Company’s plans and expectations relating to strategic relationships, international expansion, software and hardware developments, personnel matters and cost containment initiatives.

These factors, as well as other factors described in the reports filed by the Company with the SEC (available at www.sec.gov), could cause actual results to differ materially. Novatel Wireless assumes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as otherwise required pursuant to applicable law and our on-going reporting obligations under the Securities Exchange Act of 1934, as amended.

Investor contact:

The Blueshirt Group for Novatel Wireless

Chris Danne and Matthew Hunt

415-217-5865 or 415-489-2194

chris@blueshirtgroup.com

matt@blueshirtgroup.com

Media contact:

Charlotte Rubin

Tel: (858) 812-3431

Email: crubin@nvtl.com

###